Project Proposal for

RESTAURANT BRAND DEVELOPMENT

SOUP CURRY
One Million Net International Inc.

updated on December 05, 2006

chakotaco

Table of Contents

::: Letter of Authorization

Executive Overview
One Million Net International Inc. ("Client") is working on a project to develop a Soup Curry restaurant in US Market and is in a need of developing the entire design from the interior design to the entire branding. In order to achieve this objective, Client approached and contracted Chakotaco, Inc. ("Chakotaco") direct artistic aspects, conceptualize and design Client's vision and achieve high level of design for this Soup Curry restaurant.

This proposal defines the following:
::: Engagement Process, Deliverable, Estimated Timing
::: Project Creative Approach
::: Project Assumptions

Engagement Process, Deliverable and Estimated Timing

Chakotaco will to conceptualize, design, develops and implements a visual language for Client. In collaboration with Client, Chakotaco will help define the overall concept, visual direction, and implement the following:

Overall:
- Overall project art direction

Branding:
- conceptualization of brand and brand strategy
- naming
- visual identity : consist of Logo, Typography, Color Pallet, Assortive Graphic Elements
- print collateral (including business card, letterform, envelope, flier, postcard, menu, canopy)
- conceptualization and design for advertising (news paper)
- website development (conceptualization of contents, information architecture, interface design)
  (*copy writing, photography, web development/implementation will be in collaboration with other professionals)

Interior Design Support
- conceptualization and design for in-store graphics, and any other ideation for interior design

Phase by Phase Process and Deliverable


RESEARCH
DESIGN
DEVELOP
DELIVER
PRODUCE

RESEARCH	DESIGN	DEVELOP	DELIVER	PRODUCE
DEFINE GOAL COLLECT MATERIAL CONCEPTUALIZATION	INITIAL SKETCH AND DRAFT DESIGN	EXECUTION OF CHOSEN DIRECTION	DELIVERY OF FINAL DATA ON CDROM	COMMUNICATE WITH PRINTER/VENDOR FOR PRODUCTION

Phase 1: Research

- Detail the specific creative objectives
- Visual Research on Various photographic source
  (Including Spa, Resort, Restaurant, Retail Store, Hotel, Sri Lanka, Spices, Cooking)
- Analyze the competition
- Define target audience and their needs
- Gather all project assets and content
- Conceptualization of this brand

Phase 2-A: Defining Brand

- Define the tone of this brand through visual and writing
  this includes the following:
  - naming
  - development of visual language including typepography, use of photography, brand key color, logomark/logotype
  - based on visual language, we will develop design collateral including, business card, apron, uniform, postcard, menu)
  - brand strategy

- Client will work together with Chakotaco to define the final direction of the brand

Phase 2-B: Interior Design Support

- Chakotaco and the Client will work together with Client's architects to define a direction for interior design
- Anything relating to interior design including, plants, lighting, utensil, cups, tray, gift poster, any sign including bathroom, Etc is subject to art directed by Chakotaco

Phase 2-C: Website design and Advertising

Based on Phase 2-A, Chakotaco will help Client with the following: Conceptualization of contents, information architecture, interface design) (*copy writing, photography, web development/implementation will be in collaboration with other professionals)

Phase 3: Develop

- Finalize chosen directions

Phase 4: Deliver

- Delivery of final files on Digital format. (except anything can not be produced digitally)

Phase 5: Produce

- Communicate with vendors for production

Project Management

In addition to the various phases and deliverable of the project, Chakotaco will provide:

- Project Plan for each phase – detailing tasks and milestones of the design phase
- Project Plan Status and Reports as needed during each phase

Estimated Timing

rough estimate of timing : detail will be define during the process of each phase


4th Wk of Nov
Dec
Jan
Feb
1st wk
2nd wk
3rd wk
4th wk
5th wk
6th wk
7th wk
8th wk
9th wk
1st payment
2nd payment
3rd payment
naming
design collateral
visual identity
March
April
10th wk
11th wk
12th wk
13th wk
14th wk
15th wk
16th wk
17th wk
9th wk
10th wk
4th payment
5th payment
print production
web design
web production

Project Assumptions

The following are some assumptions Chakotaco has made in order to scope this project. If these assumptions prove to be incorrect, the scope and timeline may be re-evaluated resulting in initiation of the change of this contract.

- Client will designate a person to serve as the primary contact between Chakotaco and Client.
- Client will provide the necessary information for development of all design collateral
- Client and Chakotaco will collectively decide appropriate dimension of advertising, including a decision of four color or black and white.

Estimated Project fees : $15,500

- art direction for overall branding
- conceptualization of brand and brand strategy
- naming
- visual identity : consist of Logo, Typography, Color Pallet, Assortive Graphic Elements
- print collateral (including business card, letterform, envelope, flier, postcard, menu, canopy)
- website development (conceptualization of contents, information architecture, interface design)
- conceptualization and design for advertising (news paper) The artists will closely collaborate with the Client's personal copy writer

(*sound design, copy writing, photography, web development/implementation will be collaboration with other professionals therefore this incurrs costs for each service by other vendor/individual. Chakotaco will provide with three quotes of theirs work fees)

Interior Design Support
- conceptualization and design for in-store graphics, and any other ideation for interior design

Extra: the following will not be part of the service however, Chakotaco may give some suggestion as a part of brand development.
- in store music/sound
- art direction of photography

Payment 1	Due upon contract execution	20% of entire fee + $500 for expense (research)
Payment 2	Upon completion of naming	25% of entire fee
Payment 3	Upon completion of visual identity	25% of entire fee
Payment 4	Upon completion of design collateral	15% of entire fee
Payment 5	Upon completion of web design	15% of entire fee

*Any changes upon completion of each phase of project, including, naming, acceptance of design direction and design, the Client shall be responsible for making additional payments for changes (requested by the Client) in original assignment. Chakotaco will charge $100 per hour for the service.

Please note that payment should be payable to Chakotaco, Inc.

For Wire transfer, please deposit to :
HSBC BANK, USA N.A. FW021001088
Account Name: Chakotaco, Inc.
Account Number: 706285239

SWIFT Charge Detail Field F71:OUR

Terms

Cancellation and Kills Fees
Cancellation fees are based on the amount of work completed. If Client, for any reason, cancells or postpones the project before completion, 50% of the balance (or remaining fee) is payable to Chakotaco within 30 days from notification, called as cancellation fee. One hundred percent (100%) of the fee is due regardless cancellation or postponement the job, if the production has been completed. Once Client pays 100 % of the cancellation fee, specified above, Client will take possession of the completed art work and production. If Chakotaco cancels, for any reason, the project before accomplishment, Chakotaco will be charged a cancellation fee of 50% of the remaining project fee and will return to Client all paid art work and production. All invoices are payable within 30 days of having been received. A 1 ½% monthly surcharge will be applied for any overdue

Default in payment
The Client shall assume responsibility of all collection of legal fees necessitate by default in payment.

Estimates
The fees and expenses shown are tentative estimates only. Final fees and expenses shall be shown when invoice is rendered. The initial set fee of the contract is $15,500, and the Client's approval shall be obtained for any increases in fees or expenses that exceed the original estimate.

Changes
The client shall be responsible for making additional payments for changes requested by the Client in original assignment. However, no additional payment shall be made for changes required to conform to the original assignment description. The client shall offer the Chakotaco the first opportunity to make any changes.

Expenses
The Client shall reimburse the Chakotaco for all expenses arising from this assignment, including they payment of any sales taxes due on this assignment, and shall advance **$500** to the Chakotaco for payment of said expenses. **This $500 will be mainly used in phase 1.**

Ownership of Artwork
The Chakotaco retains ownership of all preliminary artwork. Client will receive the final digital files as final products. Until Client completes the payment, the ownership of artwork will be retained by Chakotaco. After the completion of the payment, Client will retain the ownership of final artwork.

Credit Lines
The Chakotaco and any other creators may receive a credit line with any editorial usage. If similar credit lines are to be given with other types of usages, it must be so indicated below. After the complete work, Chakotaco and any other creators may receive a credit line with any editorial usage. It is up to the Client's discretion if so.

art directed and designed by Chakotaco

____

____

Releases
The Client shall indemnify the Chakotaco against all claims and expenses, including reasonable attorney's fees, due to users for which no release was requested in writing or for uses that exceed authority granted by a release.

Modifications
Modification of the Agreement must be written, except that invoice may include, and the Client shall pay, fees or expenses that were orally authorized in order to progress promptly with the work.

Uniform Commercial Code
The above terms incorporate Article of the Uniform Commercial Code.

Code of Fair Practice
The Client and the Chakotaco agree to comply with the provisions of the Code of Fair Practice.

Warranty of Originality
The Chakotaco warrants and represents that, to the best of their knowledge, the work assigned hereunder is original and has not been previously published, or that consent to use has been obtained on an unlimited basis; that all work or portions thereof obtained through the undersigned from third parties is original or if previously published, that consent to use has been obtained on an unlimited basis; that the Chakotaco has full authority to make this agreement; and that the work prepared by the Chakotaco does not contain any scandalous, libelous, or unlawful matter. This warranty does not extend to any uses that the Client or others may make of the Chakotaco's product that may infringe on the rights of others. Client expressly agrees that it will hold the Chakotaco harmless for all liability caused by the Client's use of Chakotaco's product to the extent such use infringes on the rights of others.

Limitation of Liability
Client agrees that it shall hold the Chakotaco or their agents or employees liable for any incidental or consequential damages that arise from the Chakotaco's failure to perform any aspect of the Project in a timely manner, regardless of whether such failure was caused by intentional or negligent acts or omissions of the Chakotaco or a third party.

Dispute Resolution
Any disputes in excess of $5,000 arising out of this Agreement shall be submitted to binding arbitration before a mutually agreed-upon arbitrator pursuant to the rules of the American Arbitration Association. The Arbitrator's award shall be final, and judgment may be entered in any court having jurisdiction thereof. The Client shall pay all arbitration and court coats, reasonable attorney's fees, and legal interest on any award of judgment in favor of the Chakotaco.

Acceptance of Terms
The signature of both parties shall evidence acceptance of these terms.

Letter of Authorization

Client agrees to engage Chakotaco, to perform services related to the design of an advertising, as discussed in the document above and between the parties in person. Client agrees to pay for such creative services performed under this Letter of Authorization.

Client acknowledges that Chakotaco will begin work on the Project define at beginning immediately, and that this Letter of Authorization acknowledges Client's consent for Chakotaco to begin work.

The parties agree that the following individuals will serve as contacts on the Project and have authority to make decisions relating to the services provided by Chakotaco, including decisions relating to the scope of work:

	Chakotaco, Inc.	Client	**One Million Net International Inc.**
Sign	Takao Umehara	Sign	
Name	Takao Umehara	Name	Nobuo Ikawa
Title	President	Title	Vice President
Date	December 5th, 2006	Date	